Exhibit (h)(4)

OXFORD LANE CAPITAL CORP.

(a Maryland corporation)

AMENDMENT NO. 1 TO

AMENDED AND RESTATED EQUITY DISTRIBUTION AGREEMENT

November 15, 2023

Ladenburg Thalmann & Co. Inc.

640 Fifth Avenue 4th Floor

New York, New York 10019

Ladies and Gentlemen:

This Amendment No. 1, dated November 15, 2023 (the “Amendment”), is to the Amended and Restated Equity Distribution Agreement, dated September 9, 2022 (the “Equity Distribution Agreement”), by and among Oxford Lane Capital Corp., a Maryland corporation (the “Company”), Oxford Lane Management, LLC, a limited liability company organized under the laws of the State of Connecticut (the “Adviser”), Oxford Funds LLC, a limited liability company organized under the laws of Delaware (the “Administrator”) and Ladenburg Thalmann & Co. Inc. (“Ladenburg”).

WHEREAS, the Company, the Adviser, the Administrator and Ladenburg desire to amend the Equity Distribution Agreement to modify the definition of certain defined terms in the Equity Distribution Agreement and used therein and to make certain other changes to the Equity Distribution Agreement with effect on and after the date hereof; and

WHEREAS, the Company, the Adviser, the Administrator and Ladenburg desire to amend the Equity Distribution Agreement to increase the maximum amount of shares of the Company’s common stock that may be issued and sold through Ladenburg, acting as agent and/or principal, from an aggregate offering price of up to $750,000,000 to an aggregate offering price of up to $1,480,096,298.

NOW THEREFORE, in consideration of the mutual promises contained in this Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Amendment, intending to be legally bound, hereby amend the Equity Distribution Agreement and agree as follows:

1. Effective on the date hereof, the first sentence of the preamble of the Equity Distribution Agreement is amended and restated as follows and all references to “Agents” or “Designated Agent” in the Equity Distribution Agreement shall be deemed to refer to Ladenburg:

Oxford Lane Capital Corp., a Maryland corporation (the “Company”), Oxford Lane Management, LLC, a limited liability company organized under the laws of the State of Connecticut (the “Adviser”), and Oxford Funds, LLC, a limited liability company organized under the laws of the State of Delaware (“Oxford Funds”), each confirms its agreement (this “Agreement”) with Ladenburg Thalmann & Co. Inc. (“Ladenburg”), as set forth herein.

2. Effective on the date hereof, all references to the “Registration Statement” in the Equity Distribution Agreement shall refer to the registration statement on Form N-2 (File Nos. 333-272286 and 811-22432) and Section 1 of the Equity Distribution Agreement is replaced in its entirety with the following:

Each of the Company and the Adviser agree that, from time to time during the term of this Agreement, on the terms and subject to the conditions set forth herein, the Company may issue and sell through Ladenburg, acting as agent and/or principal, shares of the Company’s common stock, $0.01 par value per share (the “Common Shares”), having an aggregate offering price of up to $1,480,096,298 (the “Maximum Amount”). Notwithstanding anything to the contrary contained herein, the parties hereto agree that compliance with the limitations set forth in this Section 1 regarding the aggregate offering price of the Common Shares issued and sold under this Agreement (such Common Shares being referred to herein as the “Shares”) shall be the sole responsibility of the Company, and Ladenburg shall have no obligation in connection with such compliance. The issuance and sale of the Shares through Ladenburg will be effected pursuant to the Registration Statement (as defined below) filed by the Company and declared effective by the Securities and Exchange Commission (the “Commission”), although nothing in this Agreement shall be construed as requiring the Company to use the Registration Statement to issue the Shares.

The Company has filed, in accordance with the provisions of the Securities Act of 1933, as amended, and the rules and regulations thereunder (collectively, the “Securities Act”), with the Commission a registration statement on Form N-2 (File Nos. 333-272286 and 811-22432), including a base prospectus, relating to the Common Shares, including the Shares to be issued from time to time by the Company, which incorporates by reference documents that the Company has filed or will file in accordance with the provisions of the Securities Act. The Company has prepared a prospectus supplement specifically relating to the Shares (the “Prospectus Supplement”) to the base prospectus included as part of such registration statement. The Company will furnish to Ladenburg, for use by Ladenburg, copies of the prospectus included as part of such registration statement, as supplemented by the Prospectus Supplement, relating to the Shares. Except where the context otherwise requires, such registration statement, as amended when it became effective, including all documents filed as part thereof or incorporated by reference therein, and including any information contained in a Prospectus (as defined below) subsequently filed with the Commission pursuant to Rule 424 under the Securities Act or deemed to be a part of such registration statement pursuant to Rule 430B of the Securities Act, is herein called the “Registration Statement.” The base prospectus, including all documents incorporated or deemed incorporated therein by reference to the extent such information has not been superseded or modified in accordance with Rule 412 under the Securities Act (as qualified by Rule 430B(g) of the Securities Act), included in the Registration Statement, as it may be supplemented by the Prospectus Supplement, in the form in which such prospectus and/or Prospectus Supplement have most recently been filed by the Company with the Commission pursuant to Rule 424 under the Securities Act is herein called the “Prospectus.” For purposes of this Agreement, all references to (i) the Registration Statement and the Prospectus shall be deemed to include any amendment or supplement thereto that has been filed with the Commission pursuant to the Interactive Data Electronic Application system when used by the Commission (collectively, “EDGAR”) and (ii) the Registration Statement, the Prospectus or any amendment or supplement thereto shall be deemed to refer to and include the documents incorporated or deemed incorporated by reference therein, and any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement or the Prospectus shall be deemed to refer to and include the filing after the execution hereof of any document with the Commission deemed to be incorporated by reference therein (the “Incorporated Documents”).

3. Effective on the date hereof, the first paragraph of Section 2 of the Equity Distribution Agreement is amended and restated as follows:

Each time that the Company wishes to issue and sell the Shares hereunder (each, a “Placement”), it will notify Ladenburg orally or by email notice (or other method mutually agreed to in writing by the parties) containing the parameters in accordance with which it desires the Shares to be sold, which shall at a minimum include the number of Shares to be issued and sold (the “Placement Securities”), the time period during which sales are requested to be made, any limitation on the number of Shares that may be sold in any one day and any minimum price below which sales may not be made (which minimum price shall not be less than the Company’s most recently determined net asset value per share) (a “Placement Notice”). The Placement Notice shall originate from any of the individuals from the Company set forth on Exhibit B and shall be addressed to one or more of the individuals from the Designated Agent set forth on Exhibit B, as such Exhibit B may be amended from time to time.

4. Effective on the date hereof, Section 15 of the Equity Distribution Agreement is amended and restated as follows:

Except as otherwise provided in this Agreement, all notices and other communications hereunder shall be in writing and sent (a) by telecopy to any person who has provided its telecopy number in its notice instructions, if the sender on the same day sends a confirming copy of such notice by an internationally recognized overnight delivery service (charges prepaid), (b) by registered or certified mail with return receipt requested (postage prepaid), (c) by an internationally recognized overnight delivery service (charges prepaid) or (d) by e-mail, provided, that, in the case of this clause (d), upon written request of any holder to receive paper copies of such notices or communications, the Company will promptly send such paper copies to such holder. Notices to Ladenburg shall be directed to Ladenburg Thalmann & Co. Inc., 640 Fifth Avenue, 4th Floor, New York, NY 10019, skaplan@ladenburg.com and jcaliva@ladenburg.com, with a copy to Blank Rome LLP, 1271 Avenue of the Americas, New York, NY 10020; if sent to the Company, the Adviser or the Administrator, will be mailed, directed to or sent to them at 8 Sound Shore Drive, Suite 255, Greenwich, CT 06830, srosenthal@oxfordfunds.com, with a copy to Dechert LLP, 1900 K Street NW, Washington, DC 20006.

5. Effective on the date hereof, Section 18 of the Equity Distribution Agreement is amended and restated as follows:

Except as set forth below, no Claim may be commenced, prosecuted or continued in any court other than the courts of the State of New York located in The City and County of New York or in the U.S. District Court for the Southern District of New York, which courts shall have jurisdiction over the adjudication of such matters, and the Company consents to the jurisdiction of such courts and personal service with respect thereto. Each of the Company, the Adviser and Oxford Funds hereby consents to personal jurisdiction, service and venue in any court in which any Claim arising out of or in any way relating to this Agreement is brought by any third party against an Agent or any indemnified party. Ladenburg, the Adviser, Oxford Funds and the Company (on its behalf and, to the extent permitted by applicable law, on behalf of its stockholders and affiliates) waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Agreement. Each of the Company, the Adviser and Oxford Funds agrees that a final judgment in any such action, proceeding or counterclaim brought in any such court shall be conclusive and binding upon the Company, the Adviser and Oxford Funds and may be enforced in any other courts to the jurisdiction of which the Company, the Adviser or Oxford Funds is or may be subject, by suit upon such judgment.

Except as set forth above, no other amendments to the Equity Distribution Agreement are intended by the parties hereto, are made, or shall be deemed to be made, pursuant to this Amendment, and all provisions of the Equity Distribution Agreement, including all exhibits thereto, unaffected by this Amendment shall remain in full force and effect.

Each capitalized term used but not defined herein shall have the meaning ascribed to such term in the Equity Distribution Agreement.

This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

[Signature Page Follows.]

If the foregoing is in accordance with your understanding of our agreement, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement among the Company, the Adviser, the Administrator and Ladenburg.

Very truly yours,

OXFORD LANE CAPITAL CORP.

By:	/s/ Jonathan H. Cohen
Name:	Jonathan H. Cohen
Title:	Chief Executive Officer

OXFORD LANE MANAGEMENT, LLC

By:	/s/ Jonathan H. Cohen
Name:	Jonathan H. Cohen
Title:	Chief Executive Officer

OXFORD FUNDS, LLC

By:	/s/ Jonathan H. Cohen
Name:	Jonathan H. Cohen
Title:	Chief Executive Officer

CONFIRMED AND ACCEPTED, as of

the date first above written:

LADENBURG THALMANN & CO. INC.

By:	/s/ Jeffrey Caliva
Name:	Jeffrey Caliva
Title:	Managing Director

[Signature page to Amendment No. 1 to Equity Distribution Agreement]